Exhibit 99.1
Resource Center: 1-800-732-6643

Contact:	Brian Faith 202-752-6720

Number:	4697a

Date:	May 8, 2009
Fannie Mae Reports First-Quarter 2009 Results
Loss of $23.2 Billion Driven by Credit-Related Expenses,
Securities Impairments and Fair Value Losses
WASHINGTON, DC — Fannie Mae (FNM/NYSE) reported a loss of $23.2 billion, or ($4.09) per diluted share, in the first quarter of 2009, compared with a loss of $25.2 billion, or ($4.47) per diluted share, in the fourth quarter of 2008. First-quarter results were driven primarily by $20.9 billion in credit-related expenses, securities impairments of $5.7 billion, and fair value losses of $1.5 billion, as persistent deterioration in housing, mortgage, financial and credit markets continued to adversely affect our financial results.
Taking into account a decrease in unrealized losses on available-for-sale securities, the loss resulted in a net worth deficit of $18.9 billion as of March 31, 2009. As a result, on May 6, 2009, the Director of the Federal Housing Finance Agency (FHFA), which has been acting as our conservator since September 6, 2008, submitted a request for $19.0 billion from the U.S. Department of the Treasury on our behalf under the terms of the Senior Preferred Stock Purchase Agreement between Fannie Mae and the Treasury in order to eliminate our net worth deficit. FHFA has requested that Treasury provide the funds on or prior to June 30, 2009.
Fannie Mae is continuing its efforts to support the housing market both by working with lenders, loan servicers and the government to help homeowners avoid foreclosure and by providing liquidity to the mortgage market. The Treasury has engaged us to serve as program administrator of its Home Affordable Modification Program and its Second Lien Program. These programs, which will be focal points in our efforts to keep distressed borrowers in their homes, are described below.
(more)

Fannie Mae First-Quarter 2009 Results
Page Two
Summary of first-Quarter 2009 Financial Results

(dollars in millions)	1Q09	4Q08	Variance	1Q09	1Q08	Variance
Net interest income	$3,248	$2,680	$568	$3,248	$1,690	$1,558
Guaranty fee income	1,752	2,786	(1,034)	1,752	1,752	—
Trust management income	11	14	(3)	11	107	(96)
Fee and other income	181	156	25	181	227	(46)

Net revenues	5,192	5,636	(444)	5,192	3,776	1,416
Fair value losses, net (1)	(1,460)	(12,322)	10,862	(1,460)	(4,377)	2,917
Investment losses, net	(5,430)	(4,602)	(828)	(5,430)	(111)	(5,319)
Losses from partnership investments	(357)	(631)	274	(357)	(141)	(216)
Credit-related expenses (2)	(20,872)	(11,976)	(8,896)	(20,872)	(3,243)	(17,629)
Administrative expenses	(523)	(554)	31	(523)	(512)	(11)
Other non-interest expenses (3)	(358)	(356)	(2)	(358)	(505)	147

Net losses and expenses	(29,000)	(30,441)	1,441	(29,000)	(8,889)	(20,111)
Loss before federal income taxes and extraordinary losses	(23,808)	(24,805)	997	(23,808)	(5,113)	(18,695)
(Provision) benefit for federal income taxes	623	(142)	765	623	2,928	(2,305)
Extraordinary losses, net of tax effect	—	(280)	280	—	(1)	1

Net loss	(23,185)	(25,227)	2,042	(23,185)	(2,186)	(20,999)
Less: net loss attributable to the noncontrolling interest	17	—	17	17	—	17

Net loss attributable to Fannie Mae	$(23,168)	$(25,227)	$2,059	$(23,168)	$(2,186)	$(20,982)

Diluted loss per common share	$(4.09)	$(4.47)	$0.38	$(4.09)	$(2.57)	$(1.52)

(1)	Consists of the following: (a) derivatives fair value gains (losses), net; (b) trading securities gains (losses), net; (c) hedged mortgage assets gains (losses), net; (d) debt foreign exchange gains (losses), net; and (e) debt fair value gains (losses), net.

(2)	Consists of provision for credit losses and foreclosed property expense.

(3)	Consists of the following: (a) debt extinguishment gains (losses), net; and (b) other expenses.

Net revenue fell 8 percent in the first quarter of 2009 to $5.2 billion from $5.6 billion in the fourth quarter of 2008:
•	Net interest income was $3.2 billion, up 21 percent from $2.7 billion in the fourth quarter of 2008, due to lower funding costs, which more than offset a decline in the average yield on our interest-earning assets.

•	Guaranty fee income was $1.8 billion, down 37 percent from $2.8 billion in the fourth quarter of 2008, reflecting a slower rate of recognition of deferred guaranty amounts into income in the first quarter of 2009 compared with the fourth quarter of 2008. The rate at which we recognize deferred guaranty amounts into income fluctuates with changes in expected mortgage prepayment rates. Although mortgage interest rates declined during the first quarter of 2009, the decrease was not as significant as the decrease in mortgage interest rates during the fourth quarter of 2008.
(more)

Fannie Mae First-Quarter 2009 Results
Page Three
Credit-related expenses, which are the total provision for credit losses plus foreclosed property expense, were $20.9 billion in the first quarter of 2009, up 74 percent from $12.0 billion in the fourth quarter of 2008. Our provision for credit losses was $20.3 billion, compared with $11.0 billion in the fourth quarter of 2008. Our provision exceeded net charge-offs of $3.4 billion by $17.0 billion, as we continued to build our combined loss reserves, which represent our current estimate of probable losses inherent in our guaranty book of business as of March 31, 2009.
Combined loss reserves were $41.7 billion on March 31, 2009, up from $24.8 billion on December 31, 2008, and $5.2 billion on March 31, 2008. The combined loss reserves were 1.38 percent of our guaranty book of business on March 31, 2009, compared with 0.83 percent on December 31, 2008, and 0.18 percent on March 31, 2008.
We have continued to build our combined loss reserves through provisions that have been well in excess of our charge-offs due to the general deterioration of the overall performance of loans in our guaranty book of business. Our entire guaranty book of business, including loans with lower risk characteristics, has begun to experience increases in delinquency and default rates as a result of the sharp rise in unemployment, the continued decline in home prices, the prolonged downturn in the economy, and the resulting increase in mark-to-market loan-to-value ratios. Certain loan types have continued to contribute disproportionately to the increases in serious delinquencies and credit losses we reported for the first quarter of 2009. These include loans on properties in California, Florida, Arizona and Nevada; loans originated in 2006 and 2007; and loans in higher-risk categories such as Alt-A loans and interest-only loans.
In addition, our average loss severities increased as a result of the continued decline in home prices during the first quarter of 2009. Because of the existing stress in the housing and credit markets, and the speed and extent to which these markets have deteriorated, our process for determining the adequacy of our loss reserves has become more complex and involves a greater degree of management judgment. The current state of the housing and mortgage markets is unprecedented in many respects, greatly reducing the usefulness of relying on our historical loan performance data in estimating our loss reserves. To address the limitations in these historical data, we made refinements to our loss estimation process during the first quarter of 2009.
(more)

Fannie Mae First-Quarter 2009 Results
Page Four
See our quarterly report on Form 10-Q for the quarter ended March 31, 2009, in which we discuss our combined loss reserves and our reserve methodology in greater detail.
Total nonperforming loans in our guaranty book of business were $144.9 billion on March 31, 2009, compared with $119.2 billion on December 31, 2008, and $10.9 billion on March 31, 2008. The carrying value of our foreclosed properties was $6.4 billion, compared with $6.6 billion on December 31, 2008, and $4.6 billion on March 31, 2008.
Net investment losses were $5.4 billion in the first quarter of 2009, compared with losses of $4.6 billion in the fourth quarter of 2008. We recognized $5.7 billion of other-than-temporary impairments on our available-for-sale securities relating to additional impairment losses on some of our Alt-A and subprime private-label securities that we had previously impaired, as well as impairment losses on other Alt-A and subprime securities, due to continued deterioration in the credit quality of the loans underlying these securities and further declines in the expected cash flows. The impairments were partially offset by gains on portfolio securitizations and the sale of available-for-sale securities.
Net fair value losses were $1.5 billion in the first quarter of 2009, compared with $12.3 billion in the fourth quarter of 2008. Derivatives fair value losses of $1.7 billion were primarily attributable to our option-based derivatives, partially offset by net fair value gains on our interest rate swaps.
Diluted loss per share reflects the weighted average balance of our shares outstanding, assuming the full exercise of the common stock warrant issued to the Treasury. The warrant, which was issued to the Treasury on September 7, 2008, increased weighted average shares outstanding to 5.652 billion for the fourth quarter of 2008 and 5.666 billion for the first quarter of 2009.
We provide further discussion of our financial results and condition, credit performance, fair value balance sheets and other matters in our quarterly report on Form 10-Q for the quarter ended March 31, 2009, which was filed today with the Securities and Exchange Commission. Further information about our credit performance, the characteristics of our mortgage credit book of business, the drivers of our credit losses, our foreclosure prevention efforts, and other measures is contained in the “2009 First Quarter Credit Supplement” on Fannie Mae’s Web site, www.fanniemae.com.
(more)

Fannie Mae First-Quarter 2009 Results
Page Five
Net Worth and U.S. Treasury Funding
We had a net worth deficit of $18.9 billion as of March 31, 2009. “Net worth” refers to the amount by which our total assets exceed our total liabilities as reflected on our consolidated balance sheet prepared in accordance with generally accepted accounting principles. As noted above, the Director of FHFA has requested $19.0 billion of funds from the Treasury on our behalf under the terms of the Senior Preferred Stock Purchase Agreement to eliminate our net worth deficit as of March 31, 2009, which would avoid a trigger of mandatory receivership under the Federal Housing Finance Regulatory Reform Act of 2008. On March 31, 2009, the Treasury provided to us $15.2 billion under the terms of the Senior Preferred Stock Purchase Agreement to cure our net worth deficit as of December 31, 2008. As a result of this draw, the aggregate liquidation preference of the senior preferred stock increased from $1.0 billion to $16.2 billion as of March 31, 2009. It will increase to $35.2 billion upon the receipt of funds from the Treasury to eliminate our first-quarter 2009 net worth deficit.
On May 6, 2009, the Treasury and FHFA, acting on our behalf in its capacity as our conservator, entered into an amendment to the Senior Preferred Stock Purchase Agreement between us and the Treasury. Under the amendment, the Treasury increased its funding commitment to $200 billion from $100 billion, increased the size of our mortgage portfolio allowed under the agreement by $50 billion to $900 billion, and increased our allowable debt outstanding to $1,080 billion.
Due to current trends in the housing and financial markets, we expect to have a net worth deficit in future periods, and therefore will be required to obtain additional funding from the Treasury pursuant to the Senior Preferred Stock Purchase Agreement.
Fair Value Update
Our estimated fair value net asset deficit was $110.3 billion as of March 31, 2009, compared with a deficit of $105.2 billion as of December 31, 2008. The decline during the first quarter of 2009 reflected the adverse impact on our net guaranty assets from the ongoing deterioration in the housing and credit markets, which was partially offset by an increase in the fair value of our net portfolio resulting from the tightening of spreads on agency mortgage-backed securities and the widening of spreads on agency debt during the quarter, as well as the $15.2 billion received from Treasury under the Senior Preferred Stock Purchase Agreement.
(more)

Fannie Mae First-Quarter 2009 Results
Page Six
On April 9, 2009, the Financial Accounting Standards Board issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” and FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments.” These staff positions had the effect of clarifying the fair value measurement of certain financial instruments and amending the recognition, measurement and presentation of other-than-temporary impairments for debt securities under GAAP. Fannie Mae will adopt these pronouncements in its financial statements for the quarter ended June 30, 2009.
Making Home Affordable
On March 4, 2009, the Obama Administration announced its Making Home Affordable (MHA) Program, which includes the Home Affordable Refinance Program and the Home Affordable Modification Program.
The Home Affordable Refinance Program is designed for homeowners who are unable to refinance due to falling home values or the unavailability of mortgage insurance, and is limited to borrowers with loans owned or guaranteed by Fannie Mae and Freddie Mac. The program includes loans up to 105 percent of the current value of the home without requiring borrowers to supplement their existing mortgage insurance. Borrowers who qualify will be able to take advantage of currently lower mortgage rates to secure a more stable mortgage loan product (typically one with a fixed rate) or one with lower monthly payments. The program ends in June 2010.
Fannie Mae is a participant in the Home Affordable Modification Program, which is aimed at helping borrowers with mortgage loans that are either delinquent or at imminent risk of default by modifying their mortgage loans to make their monthly payments more affordable. The program is designed to provide a uniform, consistent regime for servicers to use in modifying mortgage loans to prevent foreclosures. For eligible loans, Fannie Mae servicers will follow a prescribed series of steps, including lowering the interest rate of the mortgage loan, extending its term and deferring payment of a portion of principal, in an effort to lower monthly payments. The program will accept new borrowers through December 31, 2012, and includes incentives for both our borrowers and servicers.
(more)

Fannie Mae First-Quarter 2009 Results
Page Seven
Additional information for both programs, including a full description of eligibility requirements, is available at www.MakingHomeAffordable.gov.
In addition, the Treasury has engaged Fannie Mae to serve as program administrator for the Home Affordable Modification Program for non-Fannie Mae loans. Our principal activities as program administrator include implementing the guidelines and policies within which the program will operate; preparing the requisite forms, tools, and training to facilitate efficient loan modifications by servicers; creating and making available a process for servicers to report modification activity and program performance; acting as paying agent to calculate and remit subsidies and compensation consistent with program guidelines; acting as record-keeper for executed loan modifications and program administration; coordinating with the Treasury and other parties toward achievement of the program’s goals; and other tasks as directed by the Treasury from time to time.
On April 28, 2009, the Obama Administration announced the Second Lien Program, which provides participating servicers with alternatives for addressing second-lien loans when the servicers are modifying the associated first-lien mortgage loan under the Home Affordable Modification Program. The Treasury has engaged us to serve as program administrator for loans that are not owned or guaranteed by us. Our principal activities as program administrator for the Second Lien Program are similar to those described above for the Home Affordable Modification Program.
It is difficult for us to predict the full extent of our activities under the Making Home Affordable Program and how those will affect us, the response rates we will experience, or the costs that we will incur. However, we expect that the program will likely have a material adverse effect on our business, results of operations and financial condition, including our net worth. If, however, the program is successful in reducing foreclosures and keeping borrowers in their homes, it may benefit the overall housing market and help in reducing our long-term credit losses.
Foreclosure-Prevention Update
In addition to our efforts under the Making Home Affordable Program, Fannie Mae took the following foreclosure-prevention actions (including those undertaken in conjunction with its servicing partners) during the first quarter of 2009:
(more)

Fannie Mae First-Quarter 2009 Results
Page Eight
•	HomeSaver Advance™ loans of 20,424, compared with 25,783 in the fourth quarter of 2008.
•	Loan modifications of 12,418, compared with 6,276 in the fourth quarter of 2008.
•	Repayment plans/forbearances of 7,445, compared with 4,896 in the fourth quarter of 2008. Fourth-quarter repayment plans, which previously reflected those plans associated with loans that were 90 days or more delinquent, have been adjusted to reflect repayment plans associated with loans that were 60 days or more delinquent.
•	Preforeclosure sales and deeds-in-lieu of foreclosure of 5,971, compared with 4,668 in the fourth quarter of 2008.
We acquired 25,374 single-family real estate-owned (“REO”) properties through foreclosure in the first quarter of 2009, compared with 20,998 in the fourth quarter of 2008. As of March 31, 2009, our inventory of single-family REO properties was 62,371, compared with 63,538 at the end of the fourth quarter of 2008.
Fannie Mae’s suspension of foreclosures on occupied single-family properties, which began on November 26, 2008, was in force for the majority of the first quarter of 2009. The suspension was a temporary measure to ensure that borrowers had access to help while Fannie Mae put in place additional foreclosure-prevention practices. Fannie Mae servicers have been instructed to review all mortgages in foreclosure and evaluate borrowers for possible inclusion in the Home Affordable Modification Program before completing a foreclosure. Our guidelines also direct servicers to consider foreclosure alternatives, including preforeclosure sales and deeds-in-lieu of foreclosure, for those homeowners who do not qualify for the Home Affordable Modification Program and are unable to meet their monthly mortgage payments. We have also put in place forbearance programs for borrowers who do not qualify so that an orderly and safe transition to other housing can be arranged.
Our single-family foreclosure rate, which reflects the number of single-family properties acquired through foreclosure as a percentage of the total number of loans in our conventional single-family mortgage credit book of business, was 0.56 percent on an annualized basis for the first quarter of 2009, compared with 0.46 percent for the fourth quarter of 2008.
(more)

Fannie Mae First-Quarter 2009 Results
Page Nine
Business and Liquidity Update
Our mortgage credit book of business increased to $3.14 trillion as of March 31, 2009, from $3.11 trillion on December 31, 2008. New business acquisitions — Fannie Mae MBS issuances acquired by others and our mortgage portfolio purchases — were $175.4 billion in the first quarter of 2009, compared with $113.3 billion in the fourth quarter of 2008.
Our $77 billion of refinance activity in March 2009 was the largest such activity since 2003. We expect that our refinance volumes will remain above historical norms in the near term, but may fluctuate from month-to-month based on a number of market factors. We expect that the Making Home Affordable Program will bolster refinance volumes over time as major lenders adopt necessary system changes and consumer awareness continues to build.
Our estimated market share of new, single-family mortgage-related securities issuances was 44.2 percent in the first quarter of 2009, compared with 41.7 percent in the fourth quarter of 2008.
Our ability to issue long-term and callable debt, which deteriorated in the second half of 2008, has improved since November 2008. On April 3, 2009, we issued $4 billion of 3-Year Benchmark Notes® at a spread of 74 basis points to comparable Treasury securities. And on April 9, 2009, we issued $6 billion of 2-Year Benchmark Notes at a spread of 60 basis points to comparable Treasury securities. We believe the improvement is due to actions taken by the federal government to support us and our debt securities, and there can be no assurance that this improvement will continue.
Fannie Mae conducts its activities through three complementary businesses: Single-Family Credit Guaranty, Housing and Community Development (HCD), and Capital Markets. Our Single-Family Credit Guaranty business works with our lender customers to securitize single-family mortgage loans into Fannie Mae mortgage-backed securities (MBS) and to facilitate the purchase of single-family mortgage loans for our mortgage portfolio. HCD works with our lender customers to securitize multifamily mortgage loans into Fannie Mae MBS and to facilitate the purchase of multifamily mortgage loans for our mortgage portfolio. Our HCD business also makes debt and equity investments to increase the supply of affordable housing. Our Capital Markets group manages our investment activity in mortgage loans, mortgage-related securities and other investments, our debt financing activity, and our liquidity and capital positions.
(more)

Fannie Mae First-Quarter 2009 Results
Page Ten
Single-Family Credit Guaranty book of business was $2.84 trillion on March 31, 2009, up from $2.80 trillion on December 31, 2008. Single-family guaranty fee income was $2.0 billion in the first quarter of 2009, compared with $3.0 billion in the fourth quarter of 2008. The Single-Family business lost $18.1 billion in the first quarter of 2009, driven largely by continued elevated provisions for loan losses.
Housing and Community Development’s multifamily guaranty book of business was $175.3 billion on March 31, 2009, compared with $173.3 billion on December 31, 2008. HCD’s credit-related expenses were $542 million, compared with $59 million in the fourth quarter of 2008, as multifamily combined loss reserves increased by $520 million during the first quarter of 2009 to $624 million as of March 31, 2009 to reflect stress on our multifamily guaranty book of business due to the severe economic downturn and lack of liquidity in the market. HCD also recognized losses of $357 million on partnership investments during the quarter. We did not recognize all of the tax benefits associated with these losses as there has been no change in the conclusion we reached in 2008 that it was more likely than not that we would not generate sufficient taxable income in the foreseeable future to realize all of these tax benefits. We also incurred a $168 million provision for taxes due to the reversal of previously recognized tax credits. HCD lost $1.0 billion in the first quarter of 2009.
Capital Markets’ net interest income was $3.3 billion in the first quarter of 2009, compared with $2.7 billion in the fourth quarter of 2008. Mark-to-market losses on interest rate derivatives were $1.7 billion, compared with losses of $11.4 billion in the fourth quarter of 2008. Net investment losses were $5.5 billion, compared with $4.6 billion in the fourth quarter of 2008. The net mortgage investment portfolio balance was $760.4 billion on March 31, 2009, compared with $765.1 billion on December 31, 2008, resulting from purchases of $49.6 billion, liquidations of $29.4 billion, and sales of $24.1 billion during the quarter. The Capital Markets group lost $4.1 billion in the first quarter of 2009, driven largely by net investment losses and mark-to-market losses on derivatives.
(more)

Fannie Mae First-Quarter 2009 Results
Page Eleven
# # #
Certain statements in this news release, including those relating to future market conditions; our future performance and net worth; our receipt of funds from the Treasury under the Senior Preferred Stock Purchase Agreement; our future plans; and our future business activities, may be considered forward-looking statements within the meaning of the federal securities laws. Although Fannie Mae believes that the expectations set forth in these statements are based upon reasonable assumptions, future conditions and events may differ materially from what is indicated in any forward-looking statements. Factors that could cause actual conditions or events to differ materially from those described in these forward-looking statements include, but are not limited to, further disruptions in the housing, credit and financial markets, the level and volatility of interest rates and credit spreads, the adequacy of our loss reserves, accounting pronouncements, regulatory or legislative action or litigation, the accuracy of subjective estimates used in critical accounting policies and those factors detailed in Fannie Mae’s quarterly report on Form 10-Q for the quarter ended March 31, 2009 and its annual report on Form 10-K for the year ended December 31, 2008, including the “Risk Factors” section of these reports.
Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.
Benchmark Notes is a registered mark and HomeSaver Advance is a trademark of Fannie Mae. Unauthorized use of these marks is prohibited.

ANNEX I
FANNIE MAE
(In conservatorship)

Condensed Consolidated Balance Sheets
(Dollars in millions, except share amounts)
(Unaudited)

	As of
	March 31,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$23,246	$17,933
Restricted cash	1,907	529
Federal funds sold and securities purchased under agreements to resell	53,195	57,418
Investments in securities:
Trading, at fair value (includes Fannie Mae MBS of $56,254 and $58,006, respectively)	86,278	90,806
Available-for-sale, at fair value (includes Fannie Mae MBS of $175,222 and $176,244, respectively)	261,041	266,488

Total investments in securities	347,319	357,294

Mortgage loans:
Loans held for sale, at lower of cost or fair value	22,915	13,270
Loans held for investment, at amortized cost	410,978	415,065
Allowance for loan losses	(4,830)	(2,923)

Total loans held for investment, net of allowance	406,148	412,142

Total mortgage loans	429,063	425,412
Advances to lenders	14,721	5,766
Accrued interest receivable	3,690	3,816
Acquired property, net	6,630	6,918
Derivative assets at fair value	1,369	869
Guaranty assets	6,782	7,043
Deferred tax assets, net	1,658	3,926
Partnership investments	8,869	9,314
Servicer and MBS trust receivable	10,736	6,482
Other assets	10,453	9,684

Total assets	$919,638	$912,404

LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accrued interest payable	$5,710	$5,947
Federal funds purchased and securities sold under agreements to repurchase	12	77
Short-term debt (includes debt at fair value of $— and $4,500, respectively)	274,682	330,991
Long-term debt (includes debt at fair value of $20,271 and $21,565, respectively)	579,319	539,402
Derivative liabilities at fair value	3,169	2,715
Reserve for guaranty losses (includes $3,253 and $1,946, respectively, related to Fannie Mae MBS included in Investments in securities)	36,876	21,830
Guaranty obligations (includes $707 and $755, respectively, related to Fannie Mae MBS included in Investments in securities)	11,673	12,147
Partnership liabilities	2,973	3,243
Servicer and MBS trust payable	11,456	6,350
Other liabilities	12,697	4,859

Total liabilities	938,567	927,561

Commitments and contingencies (Note 19)	—	—
Equity (Deficit):
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding as of March 31, 2009 and December 31, 2008	16,200	1,000
Preferred stock, 700,000,000 shares are authorized—585,368,895 and 597,071,401 shares issued and outstanding as of March 31, 2009 and December 31, 2008, respectively	20,629	21,222
Common stock, no par value, no maximum authorization—1,256,994,774 and 1,238,880,988 shares issued as of March 31, 2009 and December 31, 2008, respectively; 1,104,624,801 shares and 1,085,424,213 shares outstanding as of March 31, 2009 and December 31, 2008, respectively	660	650
Additional paid-in capital	4,198	3,621
Accumulated deficit	(49,957)	(26,790)
Accumulated other comprehensive loss	(3,418)	(7,673)
Treasury stock, at cost, 152,369,973 shares and 153,456,775 shares as of March 31, 2009 and December 31, 2008, respectively	(7,378)	(7,344)

Total Fannie Mae stockholders’ deficit	(19,066)	(15,314)

Noncontrolling interest	137	157

Total deficit	(18,929)	(15,157)

Total liabilities and equity (deficit)	$919,638	$912,404

See Notes to Condensed Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	For the
	Three Months Ended
	March 31,
	2009	2008

Interest income:
Trading securities	$990	$1,737
Available-for-sale securities	3,721	3,085
Mortgage loans	5,598	5,662
Other	127	458

Total interest income	10,436	10,942

Interest expense:
Short-term debt	1,107	2,561
Long-term debt	6,081	6,691

Total interest expense	7,188	9,252

Net interest income	3,248	1,690

Guaranty fee income (includes imputed interest of $150 and $235, respectively)	1,752	1,752
Trust management income	11	107
Investment losses, net	(5,430)	(111)
Fair value losses, net	(1,460)	(4,377)
Debt extinguishment losses, net	(79)	(145)
Losses from partnership investments	(357)	(141)
Fee and other income	181	227

Non-interest loss	(5,382)	(2,688)

Administrative expenses:
Salaries and employee benefits	293	286
Professional services	143	136
Occupancy expenses	48	54
Other administrative expenses	39	36

Total administrative expenses	523	512
Provision for credit losses	20,334	3,073
Foreclosed property expense	538	170
Other expenses	279	360

Total expenses	21,674	4,115

Loss before federal income taxes and extraordinary losses	(23,808)	(5,113)
Benefit for federal income taxes	(623)	(2,928)

Loss before extraordinary losses	(23,185)	(2,185)
Extraordinary losses, net of tax effect	—	(1)

Net loss	(23,185)	(2,186)
Less: Net loss attributable to the noncontrolling interest	17	—

Net loss attributable to Fannie Mae	(23,168)	(2,186)
Preferred stock dividends	(29)	(322)

Net loss available to common stockholders	$(23,197)	$(2,508)

Loss per share:
Basic	$(4.09)	$(2.57)
Diluted	(4.09)	(2.57)
Cash dividends per common share	$—	$0.35
Weighted-average common shares outstanding:
Basic and Diluted	5,666	975

See Notes to Condensed Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(Unaudited)

	For the
	Three Months
	Ended March 31,
	2009	2008

Cash flows (used in) provided by operating activities:
Net loss	$(23,185)	$(2,186)
Amortization of debt cost basis adjustments	1,324	2,731
Provision for credit losses	20,334	3,073
Valuation losses	5,403	1,202
Derivatives fair value adjustments	(3)	1,971
Current and deferred federal income taxes	(1,713)	(3,148)
Purchases of loans held for sale	(33,332)	(15,103)
Proceeds from repayments of loans held for sale	295	132
Net change in trading securities	1,949	42,483
Other, net	(1,417)	(1,037)

Net cash (used in) provided by operating activities	(30,345)	30,118
Cash flows provided by investing activities:
Purchases of trading securities held for investment	—	(389)
Proceeds from maturities of trading securities held for investment	2,656	2,461
Proceeds from sales of trading securities held for investment	38	2,443
Purchases of available-for-sale securities	(22,697)	(5,318)
Proceeds from maturities of available-for-sale securities	9,731	8,291
Proceeds from sales of available-for-sale securities	53,972	3,055
Purchases of loans held for investment	(9,859)	(14,712)
Proceeds from repayments of loans held for investment	13,994	12,655
Advances to lenders	(22,877)	(29,778)
Proceeds from disposition of acquired property	4,554	1,734
Reimbursements to servicers for loan advances	(4,434)	(2,061)
Net change in federal funds sold and securities purchased under agreements to resell	13,405	29,194
Other, net	(195)	162

Net cash provided by investing activities	38,288	7,737
Cash flows used in financing activities:
Proceeds from issuance of short-term debt	360,173	505,103
Payments to redeem short-term debt	(417,553)	(525,882)
Proceeds from issuance of long-term debt	105,057	87,972
Payments to redeem long-term debt	(65,417)	(106,179)
Proceeds from senior preferred stock agreement with U.S. Treasury	15,200	—
Net change in federal funds purchased and securities sold under agreements to repurchase	(65)	(149)
Other, net	(25)	(664)

Net cash used in financing activities	(2,630)	(39,799)
Net increase (decrease) in cash and cash equivalents	5,313	(1,944)
Cash and cash equivalents at beginning of period	17,933	3,941

Cash and cash equivalents at end of period	$23,246	$1,997

Cash paid during the period for:
Interest	$7,806	$10,187
Income taxes	848	220
Non-cash activities:
Securitization-related transfers from mortgage loans held for sale to investments in securities	$22,933	$10,445
Net transfers of loans held for sale to loans held for investment	705	3,275
Net consolidation transfers from investments in securities to mortgage loans held for sale	113	83
Net transfers from available-for-sale securities to mortgage loans held for sale	292	272
Transfers from advances to lenders to investments in securities (including transfers to trading securities of $— and $28,333 for the three months ended March 31, 2009 and 2008, respectively)	13,131	28,841
Net consolidation-related transfers from investments in securities to mortgage loans held for investment	1,647	655
Net transfers from mortgage loans to acquired property	916	1,053
Transfers to trading securities from the effect of adopting SFAS 159	—	56,217

See Notes to Condensed Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Changes in Equity (Deficit)
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Fannie Mae Stockholders’ Equity
								Retained	Accumulated
	Shares Outstanding						Additional	Earnings	Other		Non	Total
	Senior			Senior	Preferred	Common	Paid-In	(Accumulated	Comprehensive	Treasury	Controlling	Equity
	Preferred	Preferred	Common	Preferred	Stock	Stock	Capital	Deficit)	Loss(1)	Stock	Interest	(Deficit)

Balance as of December 31, 2007	—	466	974	$—	$16,913	$593	$1,831	$33,548	$(1,362)	$(7,512)	$107	$44,118
Cumulative effect from the adoption of SFAS 157 and SFAS 159, net of tax	—	—	—	—	—	—	—	148	(93)	—	—	55

Balance as of January 1, 2008, adjusted	—	466	974	—	16,913	593	1,831	33,696	(1,455)	(7,512)	107	44,173
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	51	51
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(2,186)	—	—	—	(2,186)
Other comprehensive loss, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $1,260)	—	—	—	—	—	—	—	—	(2,339)	—	—	(2,339)
Reclassification adjustment for gains included in net loss (net of tax of $5)	—	—	—	—	—	—	—	—	(9)	—	—	(9)
Unrealized losses on guaranty assets and guaranty fee buy-ups (net of tax of $20)	—	—	—	—	—	—	—	—	(38)	—	—	(38)

Total comprehensive loss												(4,572)
Common stock dividends ($0.35 per share)	—	—	—	—	—	—	—	(344)	—	—	—	(344)
Preferred stock dividends declared	—	—	—	—	—	—	—	(322)	—		—	(322)
Other, employee benefit plans	—	—	1	—	—	—	(209)	—	—	217	—	8

Balance as of March 31, 2008	—	466	975	$—	$16,913	$593	$1,622	$30,844	$(3,841)	$(7,295)	158	$38,994

Balance as of January 1, 2009	1	597	1,085	$1,000	$21,222	$650	$3,621	$(26,790)	$(7,673)	$(7,344)	$157	$(15,157)
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(3)	(3)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(23,168)	—	—	(17)	(23,185)
Other comprehensive loss, net of tax effect:
Unrealized gains on available-for-sale securities (net of tax of $2,250)	—	—	—	—	—	—	—	—	4,179	—	—	4,179
Reclassification adjustment for gains included in net loss (net of tax of $17)	—	—	—	—	—	—	—	—	32	—	—	32
Unrealized gains on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	29	—	—	29
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	15	—	—	15

Total comprehensive loss												(18,930)
Senior preferred stock dividends	—	—	—	—	—	—	(25)	—	—	—	—	(25)
Increase to Senior Preferred liquidation preference	—	—	—	15,200		—	—	—	—	—	—	15,200
Conversion of convertible preferred stock into common stock	—	(12)	19	—	(593)	10	583	—	—	—	—	—
Other, employee benefit plans	—	—	1	—	—	—	19	1	—	(34)	—	(14)

Balance as of March 31, 2009	1	585	1,105	$16,200	$20,629	$660	$4,198	$(49,957)	$(3,418)	$(7,378)	$137	$(18,929)

(1)	Accumulated other comprehensive loss is comprised of $3.1 billion, and $4.1 billion in net unrealized losses on available-for-sale securities, net of tax, and $(338) million, and $244 million in net unrealized gains (losses) on all other components, net of tax, as of March 31, 2009 and 2008, respectively.

See Notes to Condensed Consolidated Financial Statements

Supplemental Non-GAAP Consolidated Fair Value Balance Sheets

	As of March 31, 2009				As of December 31, 2008
	GAAP				GAAP
	Carrying	Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value	Adjustment(1)	Fair Value		Value	Adjustment(1)	Fair Value
			(Dollars in millions)

Assets:
Cash and cash equivalents	$25,153	$—	$25,153	(2)	$18,462	$—	$18,462	(2)
Federal funds sold and securities purchased under agreements to resell	53,195	45	53,240	(2)	57,418	2	57,420	(2)
Trading securities	86,278	—	86,278	(2)	90,806	—	90,806	(2)
Available-for-sale securities	261,041	—	261,041	(2)	266,488	—	266,488	(2)
Mortgage loans:
Mortgage loans held for sale	22,915	581	23,496	(3)	13,270	351	13,621	(3)
Mortgage loans held for investment, net of allowance for loan losses	406,148	8,835	414,983	(3)	412,142	3,069	415,211	(3)
Guaranty assets of mortgage loans held in portfolio	—	2,381	2,381	(3)(4)	—	2,255	2,255	(3)(4)
Guaranty obligations of mortgage loans held in portfolio	—	(14,701)	(14,701	)(3)(4)	—	(11,396)	(11,396	)(3)(4)

Total mortgage loans	429,063	(2,904)	426,159	(2)(3)	425,412	(5,721)	419,691	(2)(3)
Advances to lenders	14,721	(336)	14,385	(2)	5,766	(354)	5,412	(2)
Derivative assets at fair value	1,369	—	1,369	(2)	869	—	869	(2)
Guaranty assets and buy-ups, net	7,419	1,682	9,101	(2)(4)	7,688	1,336	9,024	(2)(4)

Total financial assets	878,239	(1,513)	876,726	(2)	872,909	(4,737)	868,172	(2)
Master servicing assets and credit enhancements	1,060	6,656	7,716	(4)(5)	1,232	7,035	8,267	(4)(5)
Other assets	40,339	70	40,409	(5)(6)	38,263	(2)	38,261	(5)(6)

Total assets	$919,638	$5,213	$924,851		$912,404	$2,296	$914,700

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$12	$—	$12	(2)	$77	$—	$77	(2)
Short-term debt	274,682 (7)	581	275,263	(2)	330,991 (7)	1,299	332,290	(2)
Long-term debt	579,319 (7)	29,463	608,782	(2)	539,402 (7)	34,879	574,281	(2)
Derivative liabilities at fair value	3,169	—	3,169	(2)	2,715	—	2,715	(2)
Guaranty obligations	11,673	104,093	115,766	(2)	12,147	78,728	90,875	(2)

Total financial liabilities	868,855	134,137	1,002,992	(2)	885,332	114,906	1,000,238	(2)
Other liabilities	69,712	(37,676)	32,036	(8)	42,229	(22,774)	19,455	(8)

Total liabilities	938,567	96,461	1,035,028		927,561	92,132	1,019,693
Equity (deficit):
Fannie Mae stockholders’ equity (deficit):
Senior preferred	16,200	—	16,200		1,000	—	1,000
Preferred	20,629	(20,160)	469		21,222	(20,674)	548
Common	(55,895)	(71,088)	(126,983)		(37,536)	(69,162)	(106,698)

Total Fannie Mae stockholders’ deficit/non-GAAP fair value of net assets	$(19,066)	$(91,248)	$(110,314)		$(15,314)	$(89,836)	$(105,150)
Noncontrolling interests	137	—	137		157	—	157

Total deficit	(18,929)	(91,248)	(110,177)		(15,157)	(89,836)	(104,993)

Total liabilities and stockholders’ equity	$919,638	$5,213	$924,851		$912,404	$2,296	$914,700

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP consolidated balance sheets and our best judgment of the estimated fair value of the listed item.

(2)	We determined the estimated fair value of these financial instruments in accordance with the fair value guidelines outlined in SFAS 157, as described in “Notes to Condensed Consolidated Financial Statements—Note 18, Fair Value of Financial Instruments.”

(3)	For business segment reporting purposes, we allocate intra-company guaranty fee income to our Single-Family and HCD businesses for managing the credit risk on mortgage loans held in portfolio by our Capital Markets group and charge a corresponding fee to our Capital Markets group. In computing this intra-company allocation, we disaggregate the total mortgage loans reported in our GAAP condensed consolidated balance sheets, which consists of “Mortgage loans held for sale” and “Mortgage loans held for investment, net of allowance for loan losses” into components that separately reflect the value associated with credit risk, which is managed by our guaranty businesses, and the interest rate risk, which is managed by our Capital Markets group. We report the estimated fair value of the credit risk components separately in our supplemental non-GAAP consolidated fair value balance sheets as “Guaranty assets of mortgage loans held in portfolio” and “Guaranty obligations of mortgage loans held in portfolio.” We report the estimated fair value of the interest rate risk components in our supplemental non-GAAP consolidated fair value balance sheets as “Mortgage loans held for sale” and “Mortgage loans held for investment, net of allowance for loan losses.” Taken together, these four components represent the estimated fair value of the total mortgage loans reported in our GAAP condensed consolidated balance sheets. We believe this presentation provides transparency into the components of the fair value of the mortgage loans associated with the activities of our guaranty businesses and the components of the activities of our Capital Markets group, which is consistent with the way we manage risks and allocate revenues and expenses for segment reporting purposes. While the carrying values and estimated fair values of the individual line items may differ from the amounts presented in “Notes to Condensed Consolidated Financial Statements—Note 18, Fair Value of Financial Instruments” of the condensed consolidated financial statements in this report, the combined amounts together equal the carrying value and estimated fair value amounts of total mortgage loans in Note 18.

(4)	In our GAAP condensed consolidated balance sheets, we report the guaranty assets associated with our outstanding Fannie Mae MBS and other guarantees as a separate line item and include buy-ups, master servicing assets and credit enhancements associated with our guaranty assets in “Other assets.” On a GAAP basis, our guaranty assets totaled $6.8 billion and $7.0 billion as of March 31, 2009 and December 31, 2008, respectively. The associated buy-ups totaled $637 million and $645 million as of March 31, 2009 and December 31, 2008, respectively. In our non-GAAP fair value balance sheets, we also disclose the estimated guaranty assets and obligations related to mortgage loans held in our portfolio. The aggregate estimated fair value of the guaranty asset-related components totaled $4.5 billion and $8.2 billion as of March 31, 2009 and December 31, 2008, respectively. These components represent the sum of the following line items in this table: (i) Guaranty assets of mortgage loans held in portfolio; (ii) Guaranty obligations of mortgage loans held in portfolio, (iii) Guaranty assets and buy-ups; and (iv) Master servicing assets and credit enhancements. See “Part II—Item 7—MD&A—Critical Accounting Policies and Estimates—Fair Value of Financial Instruments—Fair Value of Guaranty Obligations” of our 2008 Form 10-K.

(5)	The line items “Master servicing assets and credit enhancements” and “Other assets” together consist of the assets presented on the following six line items in our GAAP condensed consolidated balance sheets: (i) Accrued interest receivable; (ii) Acquired property, net; (iii) Deferred tax assets, net; (iv) Partnership investments; (v) Servicer and MBS trust receivable and (vi) Other assets. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $42.0 billion and $40.1 billion as of March 31, 2009 and December 31, 2008, respectively. We deduct the carrying value of the buy-ups associated with our guaranty obligation, which totaled $637 million and $645 million as of March 31, 2009 and December 31, 2008, respectively, from “Other assets” reported in our GAAP condensed consolidated balance sheets because buy-ups are a financial instrument that we combine with guaranty assets in our disclosure in Note 18. We have estimated the fair value of master servicing assets and credit enhancements based on our fair value methodologies described in “Notes to Consolidated Financial Statements—Note 20, Fair Value of Financial Instruments” of our 2008 Form 10-K.

(6)	With the exception of LIHTC partnership investments, the GAAP carrying values of other assets generally approximate fair value. Our LIHTC partnership investments had a carrying value of $6.1 billion and $6.3 billion and an estimated fair value of $6.3 billion and $6.5 billion as of March 31, 2009 and December 31, 2008, respectively. We assume that certain other assets, consisting primarily of prepaid expenses, have no fair value.

(7)	Includes certain short-term debt and long-term debt instruments that we elected to report at fair value under SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, in our GAAP condensed consolidated balance sheets. The fair value of the long-term debt instruments was $20.3 billion, as of March 31, 2009. The fair value of these short-term and long-term debt instruments were $4.5 billion and $21.6 billion, respectively, as of December 31, 2008.

(8)	The line item “Other liabilities” consists of the liabilities presented on the following five line items in our GAAP condensed consolidated balance sheets: (i) Accrued interest payable; (ii) Reserve for guaranty losses; (iii) Partnership liabilities; (iv) Servicer and MBS trust payable; and (v) Other liabilities. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $69.7 billion and $42.2 billion as of March 31, 2009 and December 31, 2008, respectively. The GAAP carrying values of these other liabilities generally approximate fair value. We assume that certain other liabilities, such as deferred revenues, have no fair value. Although we report the “Reserve for guaranty losses” as a separate line item on our condensed consolidated balance sheets, it is incorporated into and reported as part of the fair value of our guaranty obligations in our non-GAAP supplemental consolidated fair value balance sheets.